Schedule 13D
CUSIP No. 09141T 10 7	Page 1 of 2 Pages

EXHIBIT 12

William C. Rand, Esq. (WR-768) LAW OFFICE OF WILLIAM COUDERT RAND 711 Third Ave., Suite 1505 New York, New York 10017 (Phone) (212) 286-1425; (Fax) (212) 599-7909 Attorneys for Plaintiffs

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
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THE RAVENSWOOD INVESTMENT	ECF
COMPANY, L. P.	2004 Civ. 9266 (KMK)
ROBOTTI & COMPANY, INCORPORATED and
ROBOTTI & COMPANY, LLC,

Plaintiffs,
DECLARATION OF
-against-	WILLIAM C. RAND
IN SUPPORT OF ORDER
BISHOP CAPITAL CORP	TO SHOW CAUSE
ROBERT E. THRAILKILL
ROBERT J. THRAILKILL, and
SHERRY L. MOORE,

Defendants.

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William C. Rand, pursuant to the provisions of 28 U.S.C. Section 1746, declares under penalty of perjury, that the following is true and correct:

(1)           I am a member of the Bar of this Court and am the founding member of the Law Office of William Coudert Rand, 711 Third Ave., Suite 1505, New York, New York, 10017, counsel for plaintiffs in the above referenced action.

(2) I submit this declaration in support of plaintiffs' Order To Show Cause dated December 3, 2004.

(3) Attached as Exhibit A to the affidavit of Robert E. Robotti dated December 3, 2004 is a true and correct copy of the Complaint in this action.

Schedule 13D
CUSIP No. 09141T 10 7	Page 2 of 2 Pages

(4)           Plaintiffs will suffer irreparable harm if Defendants are permitted to use their fraudulent proxy statement dated October 29, 2004 to induce shareholders to vote in favor of, and to vote their own shares in favor of, amending the articles of incorporation to permit a going private transaction in which Defendant Bishop Capital Corporation will effect a 1-for-110 reverse stock split of the outstanding shares of its common stock and will pay fractional shareholders only $1 per pre-split share, when the fair value of such shares is at least $9.26 per share.  In addition, the reverse stock split and repurchase of fractional shares will cause the Company to have fewer than 300 shareholders which will permit the Board of Directors to cause a Form 15 to be filed with the Securities and Exchange Commission which will permit the Company to cease making its periodic reports, such as quarterly and annual reports, and other filings with the Securities and Exchange Commission.  The lack of filings with the Securities and Exchange Commission will substantially reduce the amount of information that shareholders will have to monitor their investment in the Company and management's actions.

S/ William C. Rand

WILLIAM C. RAND

Executed at New York, New York
December 3, 2004